U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM SB-2, Amendment No. 10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ENWIN RESOURCES INC.
(Exact name of Registrant as specified in its charter)

NEVADA	1081	98-0379370
(State of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

ENWIN RESOURCES INC. 700 West Pender Street, Suite 1204 Vancouver, BC, Canada V6C 1G8 (604) 505-5825 (Address, Zip Code and Telephone Number of Principal Executive Offices)	NEVADA AGENCY AND TRUST CO. 50 West Liberty Street, Suite 880 Reno, Nevada 89501 (775) 322-0626 (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |  |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE(3)
Common Stock	2,000,000 shares	$0.10	$200,000	$25.34

(1)	This price was arbitrarily determined by Enwin Resouces Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(3)	Previously paid

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article XII of the Articles of Incorporation of the company.

2.	Article XI of the Bylaws of the company.

3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee Printing Expenses Accounting Fees and Expenses Legal Fees and Expenses Federal Taxes State Taxes Engineering Blue Sky Fees/Expenses Transfer Agent Fees Miscellaneous Expense	$100.00 6,500.00 10,000.00 20,000.00 0.00 0.00 5,000.00 5,000.00 3,000.00 400.00
TOTAL	$50,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Michael Bebek 700 West Pender Street Suite 1204 Vancouver, B.C. V6C 1G8	07/23/02	3,000,000	Cash $3,000.

We issued the foregoing restricted shares of common stock to Mr. Bebek under Section 4(2) of the Securities Act of 1933. Mr. Bebek is a sophisticated investor, an officer and director of the company, and was in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-B. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
*3.1	Articles of Incorporation
*3.2	Bylaws
*4.1	Specimen Stock Certificate.
*5.1	Opinion of Cane Clark LLP, regarding the legality of the Securities being registered
*10.1 *10.2	Option Agreement Option Agreement Amendment dated March 14, 2004
*10.3	Addendum to Option Agreement Amendment dated June 10, 2005
*10.4	Promissory Note dated July 7, 2005
*16.1	Letter from Malone & Bailey, PC regarding change in certifying accountant
23.1	Consent of Lopez, Blevins, Bork & Associates, LLP
23.2 *23.3	Consent of Cane Clark LLP Consent of Derrick Strickland, Geologist
*99.1	Subscription Agreement.
*99.2	Opinion of Derrick Strickland, Geologist
*99.3	Waiver of Cadre Capital
*99.4	Waiver of Cadre Capital dated August 1, 2005.
* Previously filed

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, Canada on this 6th day of January, 2006.

ENWIN RESOURCES INC.
BY:	/s/ Michael Bebek________________________
Michael Bebek President, Secretary, Treasurer and a member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Michael Bebek, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Michael P. Bebek _______________________ Michael P. Bebek	President, Principal Executive Officer, Secretary, Treasurer, Principal Accounting Officer and member of Board of Directors	January 6, 2006
/s/ Derrick Strickland _________________ Derrick Strickland	Member of Board of Directors	January 6, 2006